UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2015

Gevo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35073	87-0747704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 7, 2015, certain holders of warrants to purchase common stock (the “2013 Warrants”) of Gevo, Inc. (the “Company”), issued pursuant to that certain Common Stock Unit Agreement, dated December 16, 2013, by and between the Company and American Stock Transfer & Trust Company, LLC (the “Warrant Agent”), agreed to exercise some or all of their 2013 Warrants for cash, at the then-current exercise price of $15.30 per share of common stock. As an inducement to exercise the 2013 Warrants, the Company agreed to pay each such holder a cash inducement fee in an amount equal to $11.55 for each share of common stock issued upon such exercise, which resulted in net proceeds to the Company of $3.75 per share.

In addition, certain holders of the Company’s warrants to purchase common stock (the “2014 Warrants” and, together with the 2013 Warrants, the “Warrants”), issued pursuant to that certain Common Stock Unit Agreement, dated August 5, 2014, by and between the Company and the Warrant Agent, agreed to exercise some or all of their 2014 Warrants for cash, at the then-current exercise price of $9.60 per share of common stock. As an inducement to exercise the 2014 Warrants, the Company agreed to pay each such holder a cash inducement fee in an amount equal to $5.85 for each share of common stock issued upon such exercise, which resulted in net proceeds to the Company of $3.75 per share.

The Company received aggregate proceeds, net of inducement fees, of approximately $3.43 million from the exercises of the Warrants described above. In connection with the exercises of the Warrants, the Company engaged Cowen and Company, LLC to act as the Company’s financial advisor. The Company has agreed to pay Cowen and Company, LLC a cash fee equal to 5% of the aggregate gross proceeds raised from the Warrant exercises.

The Company’s payment of the inducement fees described above may be deemed a reduction in exercise price of the Warrants as defined under agreements and instruments governing certain of our outstanding securities, which may result in anti-dilution adjustments with respect to such securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gevo, Inc.

By:	/s/ Brett Lund
Brett Lund
Chief Legal Officer, General Counsel & Secretary

Date: May 13, 2015